Exhibit 5.1
[Letterhead of Jones Day]

February 4, 2013
Verint Systems Inc.
330 South Service Road
Melville, New York 11747

Re:	Registration Statement on Form S-4 of Verint Systems Inc.
Ladies and Gentlemen:
We are acting as counsel for Verint Systems Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company of up to 28,876,210 shares (the “Shares”) of the Company's common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Agreement and Plan of Merger, dated as of August 12, 2012 (the “Merger Agreement”), by and among the Company, Comverse Technology, Inc., a New York corporation (“CTI”), and Victory Acquisition I LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), which provides for the merger of CTI with and into Merger Sub, with Merger Sub as the surviving entity and a wholly owned subsidiary of the Company (the “Merger”). The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933 (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on October 29, 2012 (Registration No. 333-184628) (as the same may be amended from time to time, the “Registration Statement”), to which this opinion is an exhibit.
In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued pursuant to the terms of the Merger Agreement, as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.
The opinion set forth above is subject to the following limitations, qualifications and assumptions:
As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to Current Report on Form 8-K dated the date hereof relating to the Registration Statement, and to the reference to Jones Day under the caption “Legal Matters” in the joint proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose

Verint Systems Inc.
February 4, 2013

consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,

/s/ Jones Day